Exhibit 99.2

Q4 2018 CONFERENCE CALL - FRIDAY, FEBRUARY 8, 2019

Katie:
Thank you and good morning. Joining me today are Stephen Lebovitz, CEO and Farzana Khaleel, Executive Vice President and CFO.
This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially. We direct you to the Company’s various filings with the SEC for a detailed discussion of these risks.
A reconciliation of supplemental non-GAAP financial measures to the comparable GAAP financial measures was included in yesterday’s earnings release and supplemental that will be furnished on Form 8-K and is available in the invest section of the website at cblproperties.com.
This call is being limited to one hour. In order to provide time for everyone to ask questions, we ask that each speaker limit their questions to two and then return to the queue to ask additional questions. If you have questions that were not answered during today’s call, please reach out to me following the conclusion of the call.
I will now turn it over to Stephen.
Stephen:
Thank you, Katie and good morning everyone.
Before I talk about our results for the quarter and the year, I want to start off with some commentary on our new bank facility which closed last week. This $1.185 billion financing, which recast our existing term loans and lines of credit, is a huge accomplishment for CBL. It provides us with the runway and flexibility to achieve our redevelopment and operational goals over the next several years. Sixteen banks are a part of the new facility and we appreciate their support and vote of confidence.
I am also proud of everyone in the CBL organization for all of their hard work and accomplishments in 2018. We have an incredible team of professionals at CBL and I am constantly impressed by the dedication and creativity they demonstrate every day.

We are pleased to deliver results in line with expectations set forth at the beginning of the year notwithstanding the challenges that materialized. This result was accomplished despite bankruptcy filings by two department store chains as well as overall pressure on several national retailers.
In addition to the new credit facility, we successfully executed a number of important financial goals in 2018 with more than $340 million in financing activity. This included two non-recourse property-level financings at very favorable rates. We also completed more than $100 million in gross dispositions, supplementing free cash flow and contributing to lower total debt at year-end. And in January, we completed the sale of Cary Towne Center and a deed in lieu on Acadiana Mall, which will reduce overall debt by another $160 million.
As I stated, our operational results for the full year were in-line with guidance and expectations. Fourth quarter same-center NOI improved from the year-to-date trend with NOI declining 4.4% and full-year same-center NOI declining 6%. This improvement was due to both effective management of expenses and contributions to the top line from new leasing and project openings. Adjusted FFO for the fourth quarter was $0.45 per share, and for the full year it was $1.73 per share. We are never satisfied with negative numbers and our entire organization is focused on stabilizing NOI and FFO, and returning the company to growth.
We ended the year with portfolio sales of $377 per square foot compared with $375 per square foot for the prior year period. Additionally, portfolio occupancy demonstrated improvement with a 110 basis point sequential increase to 93.1%.
With 2018 behind us, we are executing on our strategic priorities for 2019. Between the bankruptcy filings of BonTon and Sears, we have more than 40 anchor closures. As our guidance for this year indicates, the rent loss from anchor closures as well as rent reductions and store closures related to bankrupt or struggling shop tenants is having a significant near-term impact to our income stream. At the same time, we now have the opportunity to transform our properties by bringing in newer, more dynamic uses, which will help to stabilize income and strengthen our portfolio for the long term. These new users will drive greater sales and traffic and solidify the market dominant position of our properties for years to come.
While in the past, our tenants were limited to primarily national apparel retailers, today the uses are wide ranging. In 2018, over 67% of our total new leasing was executed with non-apparel tenants, including dining, entertainment, value and service. We are currently under construction, have agreements executed or are in active negotiation on three multi-family projects, 11 entertainment operators, 11 hotels, 38 restaurants, three fitness centers, three medical uses, three self-storage facilities, two grocers and a number of other non-retail uses.

It’s encouraging to report the amount of activity that we have going on across our portfolio. These deals take time to execute but they will be positive additions to our properties.
We are also paying close attention to the capital requirement of backfilling closing stores. I want to highlight that across our portfolio we have a dozen anchor replacements that are expected to occur that require little to no investment by CBL. While we have certain properties where a more significant investment is warranted to create higher long-term value, we are closely watching the total spend through this process. We expect total annual redevelopment spend to remain in the $75 - $125 million range for the next several years. We’ll continue to secure construction financing for the larger projects such as Brookfield Square. Following our dividend reduction last year, at the mid-point of our guidance range we will generate approximately $220 million of cash flow after the common dividend, providing sufficient liquidity to fund these projects on a leverage neutral basis.
We are confident that the strategies we are executing on to redevelop our properties and diversify our tenancy in 2019 will position our portfolio for stabilization in 2020 and ultimately a return to growth.
I will now turn the call over to Katie to discuss our operating results and investment activity.
Katie:
Thank you, Stephen.
We made solid headway in 2018 towards recouping occupancy lost from bankruptcies and store closings in recent years. During the quarter we executed over 1.3 million square feet of leases, bringing 2018 leasing activity to 4.2 million square feet. Same-center mall occupancy for the fourth quarter was 92.1%, representing a 130 basis point increase sequentially and a 10 basis point decline from the prior-year quarter. Portfolio occupancy of 93.1% represents an increase of 110 basis points sequentially and a 10 basis point decline compared to last year. Bankruptcy-related store closures impacted fourth quarter mall occupancy by approximately 70 basis points or 128,000-square feet. Occupancy for the first quarter will be impacted by a few recent bankruptcy filings. Gymboree announced the liquidation of their namesake brand and Crazy 8 stores. We have approximately 45 locations with 106,000 square feet closing. We also have 13 Charlotte Russe stores that will close as part of their filing earlier this month, representing 82,000 square feet. Earlier this week, Things Remembered filed. We anticipate closing most of their 32 locations in our portfolio comprising approximately 39,000 square feet.

On a comparable same-space basis for the fourth quarter, we signed over 600,000-square-feet of new and renewal mall shop leases at an average gross rent decline of 9.1%. Spreads on new leases for stabilized malls increased 2.6% and renewal leases were signed at an average of 11.3% lower than the expiring rent. As we’ve seen throughout the year, certain retailers with persistent sales declines have pressured renewal spreads. We had 17 Ascena deals and two deals with Express this quarter that contributed 550 basis points to the overall decline in renewal leases. We anticipate negative spreads in the near term, but are optimistic that the positive sales trends in 2018 will lead to improved lease negotiations this year.
Same-center sales for the year reached $377 per square foot compared with $375 per square foot in the prior year. Our portfolio generated healthy increases in October and November, offset by declines in December. Categories that performed well included electronics, fast casual restaurants, shoes and health and wellness. Regionally, sales were strong throughout the year in our Texas properties.
Our anchor redevelopment program is making significant progress. While we are experiencing the impact to our income in the near term we will build back a more diversified, higher credit quality income stream as we make progress in replacing closed anchor locations. Our properties are not only the favored shopping destination in their markets but are becoming the go-to place for entertainment, dining, service, lodging and more. And we have a ton of activity occurring across the portfolio. I’ll review the projects currently under construction, but I encourage you to review the department store activity schedule we include in our supplemental package. It details the current status of every Sears and Bon-Ton box in our portfolio, whether it is operating, closed, owned or leased. We have an impressive amount of deals that are in LOI stages or active negotiation, so you can expect to see announcements from us as those deals come to fruition.
At Jefferson Mall in Louisville, KY, we celebrated the grand opening of Round1 Bowling & Amusement in the former Macy’s in November. This new use was very popular over the holidays and is generating considerable traffic to the center.
Aubrey’s restaurant and Panda Express opened here in Chattanooga at Northgate Mall in the former Sears Auto Center space this month. Bonefish Grill and Metro Diner will open in the former Sears Auto Center location at Volusia Mall in Daytona Beach in the spring.
Construction is progressing on the first phase of the redevelopment of the former Macy’s at Parkdale Mall. Dick’s Sporting Goods, Five Below and HomeGoods will open this summer.

Construction is well underway on the Sears redevelopment at Brookfield Square in Milwaukee, WI, which was one of the stores we purchased in 2017 through a sale-leaseback. The first phase of the project includes the new Marcus Theater BistroPlex dine-in movie experience and Whirlyball entertainment center. Two restaurants have already opened in outlots on the Sears parcel and construction has commenced on the new hotel and convention center.
We are under construction on Dave & Busters at Hanes Mall in Winston-Salem in former shop space near the Sears wing with the opening scheduled for this spring.
In Greensboro at Friendly Center, O2 Fitness is under construction replacing a former freestanding restaurant. The new 27,000-square-foot location will open next month.
Here in Chattanooga, we opened Cheesecake Factory in early December on a pad in the Sears parking lot. Since their opening, they have enjoyed a strong reception with continuous long waits, which has resulted in increased traffic to the mall. Sears closed their store here in January and we expect to start construction on the redevelopment of this building in the spring. The project will include Dave & Busters, a boutique hotel, Dick’s Sporting Goods, additional restaurants and office space. The hotel will be developed in a joint venture structure with a well-regarded hotel developer. Similar to other development joint ventures, we have contributed land as our portion of the equity which allows us to realize value from our assets and to share in future upside.
I will now turn the call over to Farzana to discuss our financial results.
Farzana:
Thank you, Katie.
In January we closed on our new $1.185 billion credit facility with a maturity date of July 2023. This financing achieved a number of important goals for us. With this closing we’ve addressed all of our unsecured debt maturities until 2023. We have also simplified our covenants. Going forward, we have one set of covenants, calculated in a consistent manner with the unsecured notes. We have also right sized our facility, eliminating a large unused fee but still providing more than adequate capacity. At closing we utilized our new line of credit to reduce our outstanding term loans by $195 million to a total of $500 million. As a result, at closing we had $420 million outstanding on our line of credit, leaving $265 million of remaining borrowing capacity. We anticipate utilizing disposition proceeds and excess cash flow to reduce this balance over time. We have a release provision under the new facility to unencumber properties as we make amortization payments on the term loan as well as release provisions for disposition or long-term property level financings. Using the midpoint of guidance we estimate $220 million in cash flow after common dividends for 2019. This is more than sufficient to fund our redevelopments and maintenance capex as well as the term loan amortization of $35 million per year. We will also continue to be active in the disposition market and to the extent we complete transactions, this will serve to supplement our free cash flow.
We have provided pro forma covenants for the new credit facility in the supplemental, as well as the metrics on the unencumbered pool that will support the covenants going forward. The conversion of the lines of credit and term loans to a secured facility increased the secured debt ratio to 34.9%. The unencumbered pool is supported by NOI from our healthy and stable associated centers and community centers, as well as stable malls including a number with redevelopments underway or in planning.
In January we completed the sale of Cary Towne Center and also completed the transfer of Acadiana Mall. The $163.5 million of related debt has been extinguished, which will be reflected in our debt balance for the first quarter. We also expect to record a gain on extinguishment of debt related to both transactions, which we will exclude from adjusted FFO.
We have four secured loans maturing in 2019. Two loans secured by Honey Creek and Volusia Mall mature in July. We’ve been in discussions with the lender and anticipate being able to announce a favorable resolution soon. We have a $4.6 million loan secured by a phase of our Atlanta outlet center that we anticipate refinancing. We expect to wrap up these financings early in the year and begin focusing on 2020 maturities.
We have one additional secured mortgage that comes due in December. This loan was previously restructured and extended and continues to perform. We will evaluate our options and make a decision on our action plan closer to maturity.
Our total pro rata share of debt at year-end was $4.66 billion, a reduction of approximately $105 million from year-end 2017 and a $27 million sequential decline.
At quarter end, net debt-to-EBITDA was 7.3 times compared with 6.7 times at year-end 2017. The increase was primarily due to lower total property-level NOI, however this should improve during the year with the reduction in debt related to Cary and Acadiana as well as property level and term loan amortization.
Fourth quarter adjusted FFO per share was $0.45, representing a decline of $0.11 per share compared with $0.56 per share for the fourth quarter 2017. For the full year, adjusted FFO was $1.73 per share, compared with $2.08 per share in 2017. Major variances included $0.08 per share dilution from asset sales and non-core properties, $0.20 per share from lower NOI related primarily to retailer and anchor bankruptcies. Other variances included $0.02 per share higher G&A, primarily related to retirement expense and $0.02 lower gains on outparcel sales.

During the quarter we recognized impairments on two properties, Honey Creek Mall and Eastland Mall. I want to spend a minute to walk through these circumstances since both are unique. Honey Creek is secured by a non-recourse loan that matures in July and is cross-collateralized and cross-defaulted with Volusia Mall. As I mentioned, we have been working with the lender towards a favorable resolution ahead of maturity. However, as a result of the imminent loan maturity, the hold period is shortened. Coupled with changes to the projected NOI at the property due to multiple anchor closures, our analysis determined that an impairment was appropriate at this time. Eastland Mall has been the hardest hit from anchor closures, losing four department stores. We are in early stages of exploring several redevelopment options that would create future value while also limiting our capital investment. However, the impact of the lost rents and co-tenancy related to the anchor closures on projected cash flows necessitates an impairment at this time.
For the fourth quarter, same-center NOI decreased 4.4%, a sequential improvement from the third quarter same-center NOI. With this pick-up, for full year 2018 we recorded a 6% decline in same-center NOI. This decline was primarily driven by lost rent related to retailer bankruptcies and rent reductions for certain struggling retailers. Expenses improved year-over-year as we worked to effectively manage costs.
As Stephen indicated, our expectations for 2019 include assumptions for lost rent from anchor and store closures as well as lower rent from renewals with struggling retailers. The liquidation of the Gymboree stores will result in loss of gross annual rent of $3.7 million from our roughly 45 stores. This week, Charlotte Russe filed for bankruptcy and announced 13 store closures in our portfolio comprising $3.3 million in gross annual rent. After the closures, we’ll have 29 stores remaining totaling $5.5 million in gross annual rent, which would be at risk if they end up liquidating. Things Remembered also filed and we expect the majority of their stores will close. We have 32 locations with approximately $2.0 million in gross annual rent. Our leasing team is already working on finding replacements for these locations and our specialty leasing teams will work to generate temporary income until a permanent replacement is signed. We are also focused on expense management and have taken steps to decrease overhead expense, with reductions to executive and officer compensation taking effect in 2019. We anticipate interest expense to be flat to slightly up in 2019 as the higher rate on the credit facility is offset by interest savings from mortgage financings, lower total debt and a reduced unused facility fee.
We are providing initial FFO, as adjusted, per share guidance for full-year 2019 in the range of $1.41 - $1.46 per share, which assumes a same-center NOI decline in the range of (6.25)% - (7.75)%. Consistent with our approach last year, our guidance includes a top line reserve to take into consideration the impact of unbudgeted bankruptcies, store closures, rent reductions and co-tenancy that may occur. After reviewing our watch list and other assumptions, we’ve set the reserve in the range of $5 - $15 million to capture any losses that are above and beyond our budgets.
I’ll now turn the call over to Stephen for concluding remarks.
Stephen:
Thank you, Farzana.
As I said earlier, we have made tremendous progress on our strategic priorities and are well positioned to succeed despite the challenges we face. Our new credit facility removes short term financial pressure and allows us to focus on achieving longer term goals. We are actively elevating our assets, generating new income streams and seeking out partnerships that supplement our capital sources and broaden our asset base. We are watching our capital allocation to ensure we are investing the right amounts in the right projects and making tough decisions when they are necessary. Our goal as we move through 2019 is to position the portfolio for stabilization in 2020 and return CBL to growth and I am confident that we have the strategies in place to achieve this goal.
Thank you for your time today. We will now open the call to questions.